Exhibit 99.1

Benihana Inc. Closes Second $10 Million Tranche of Convertible Preferred Stock Financing

    MIAMI--(BUSINESS WIRE)--Aug. 5, 2005--Benihana Inc. (NASDAQ: BNHNA and BNHN) today announced that, on August 4, 2005, it completed the second and final tranche involving $10 million principle amount of its Series B Convertible Preferred Stock (the "Preferred Stock") sold to BFC Financial Corporation ("BFC") (NASDAQ: BFCF), as part of a private placement previously announced on May 18, 2004. The first tranche of $10 million of the private placement was completed on July 1, 2004.
    Pursuant to the Preferred Stock Purchase Agreement dated June 8, 2004 between Benihana and BFC, Benihana issued and sold, in connection with the second tranche, 400,000 shares of its Preferred Stock to BFC. Benihana received total proceeds of $10 million in connection with the sale of the Preferred Stock. The issuance of the Preferred Stock was made in reliance of Section 4(2) of the Securities Act of 1933, as amended, which provides for exemptions for transactions not involving a public offering.

    About Benihana

    Benihana, now in its 41st year and operator of the nation's largest chain of Japanese and sushi theme restaurants, currently operates 72 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are seven restaurants - two Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, a total of 21 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.
    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, the outcome of litigation including the litigation commenced by Benihana of Tokyo, Inc. and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770
              or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232